Exhibit 99.1

FOR IMMEDIATE RELEASE

August 8, 2014

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY AMENDS THROUGHPUT AGREEMENT WITH WESTSHORE TERMINALS TO INCREASE COMMITTED EXPORT CAPACITY AND EXTEND TERM

GILLETTE, Wyo.—(BUSINESS WIRE)—August 8, 2014— Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers, announced today that its logistics business has increased its committed capacity and extended the term of its throughput agreement with Westshore Terminals Limited Partnership (TMX:WTE) for exports of low sulfur coal from Roberts Bank, British Columbia.  In a related agreement, Cloud Peak Energy paid $37 million to Coal Valley Resources, Inc. (“CVRI”), a recently acquired unit of Westmoreland Coal Company. (Nasdaq GM:WLB), for CVRI to voluntarily terminate its throughput agreement with Westshore Terminals, freeing up available space at the fully utilized Westshore Terminal.

The amendment to Cloud Peak Energy’s throughput agreement is effective as of January 1, 2015 and extends the term through the end of 2024. The amendment also increases annual throughput volumes and associated take-or-pay commitments.

As a result of the amendment, Cloud Peak Energy expects to increase its 2015 Asian exports to 6.0 to 6.5 million tons, compared to the 4.0 to 4.5 million tons currently forecasted for 2014.  Cloud Peak Energy plans to provide additional 2015 export guidance in early 2015 as part of its year-end 2014 earnings announcement.  Starting in 2019, Cloud Peak Energy expects to increase its Asian exports through the Westshore Terminal to 7.0 to 7.5 million tons.

“Despite current low international benchmark thermal prices we wanted to take this rare opportunity to increase our terminal capacity so we can grow our exports  to South Korea, Japan, Taiwan and other Asian countries before new terminals are built,” said Colin Marshall, Cloud Peak Energy’s President and CEO.  “We look forward to continuing our strong relationship with Westshore, and to further positioning Cloud Peak Energy as a reliable long term supplier of low-sulfur PRB coal to America’s allies in Asia.”

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located in Montana.  In 2013, Cloud Peak Energy shipped 86.0 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations,  energy policies and other factors. Forward-looking statements include the expected timing and volumes for future export shipments and other statements regarding the expected benefits of this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including government energy and tax policies and the political and regulatory environment impacting coal-fired generation and exports of U.S. thermal coal, economic and industry conditions, demand by Asian utilities for our coal and competition from other producers of coal and sources of electricity generation, Newcastle benchmark prices and prices we receive for delivered export sales, rail and terminal performance and availability required to deliver our export tons, demurrage costs, take-or-pay commitments and other factors.  For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Resources LLC

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations	###